Exhibit 99.1

NEWS	NOBLE CORPORATION
13135 South Dairy Ashford, Suite 800
Sugar Land, TX 77478
Phone: 281-276-6100 Fax: 281-491-2092
NOBLE CORPORATION NAMES MARK A. JACKSON
AS CHIEF EXECUTIVE OFFICER
     SUGAR LAND, Texas, October 30, 2006 — Noble Corporation (NYSE:NE) announced today that its Board of Directors has appointed Mark A. Jackson as Chief Executive Officer of Noble Corporation effective October 30, 2006. Mr. Jackson, a director of the Company, retains his current offices as President and Chief Operating Officer of the Company.
     Mr. Jackson succeeds James C. Day as Chief Executive Officer. Mr. Day continues to serve as Chairman of the Board of the Company and an employee, consistent with the Company’s previous announcement that Mr. Day will retire from the Company and the Board of Directors on April 30, 2007.
     Mr. Day said, “The Noble team, led by Mark Jackson, will I am confident continue to build on the Company’s outstanding financial and operational legacy.”
     Noble Corporation is a leading provider of diversified services for the oil and gas industry. Contract drilling services are performed with the Company’s fleet of 63 mobile offshore drilling units located in key markets worldwide. This fleet consists of 13 semisubmersibles, three dynamically positioned drillships, 44 jackups and three submersibles. The fleet count includes three F&G JU-2000E enhanced premium newbuild jackups under construction, with scheduled delivery of the first unit in the third quarter of 2007, the second unit in first quarter of 2008 and the third unit in the first quarter of 2009. As previously announced, these units have been contracted. Approximately 84 percent of the fleet is currently deployed in international markets, principally including the Middle East, Mexico, the North Sea, Brazil, West Africa and India. The Company provides technologically advanced drilling-related products and services designed to create value for our customers. The Company also provides labor contract drilling services, well site and project management services, and engineering services. The Company’s ordinary shares are traded on the New York Stock Exchange under the symbol “NE”.
     Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.
NC-395
10/30/06
For additional information, contact:
Lee M. Ahlstrom, Vice President — Investor Relations and Planning, 281-276-6440
John S. Breed, Director of Corporate Communications, 281-276-6729